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                                                                   EXHIBIT 10.10


                                                     September 4, 2001

F. Ronald Stanton
313 Versailles Court
Cary, NC 27611

Dear Mr. Stanton:

         This letter sets forth the terms and conditions under which LipoMed, Inc. (the "Company") will employ you as an employee of the Company effective September 4, 2001 and ending September 4, 2002 (the "Initial Term"). Subsequent to the Initial Term, this letter agreement shall be renewed on a year-to-year basis on the same terms and conditions set forth in this letter (each a "Renewal Term") unless terminated as provided herein or unless amended or modified by mutual agreement. The Initial Term and any Renewal Term(s) are referred to herein collectively as the "Term". You will serve as President and Chief Executive Officer for the Company.

         The compensation for your services during the Term shall be as follows:
(i) a base salary of Three Hundred Thousand Dollars ($300,000) for the first year to be paid consistent with the payroll schedule established by the Company;
(ii) an annual bonus based upon the achievement of certain individual and Company goals as determined by the Board of Directors of the Company; (iii) such options as the Board of Directors may in its discretion approve; (iv) four weeks of vacation per fiscal year; and (v) other employee benefits as those become available and as those benefits are provided to other employees of the Company. In addition, the Company will pay all reasonable expenses incurred by you which are related to the conduct of the business of the Company, provided that you comply with the policies for reimbursement or advance expenses as established by the Board of Directors of the Company.

         This agreement may be voluntarily terminated by either party by giving written notice of intention not to renew for any Renewal Term to the other party ("Voluntary Termination"), such notice to be delivered at least sixty (60) days prior to the last day of the Initial Term or any Renewal Term. In the event that the Company terminates this agreement other than by Voluntary Termination or for "cause" (as hereinafter defined) or due to your death or permanent disability or the liquidation, dissolution or discontinuance of business of the Company, the Company shall pay you your most current base salary for a period of one (1) year following such termination (the "Severance Period") and you shall be entitled to all benefits which were provided to you at the time of such termination during the Severance Period to the extent allowed under the terms of the applicable benefit plans (or if not allowed, the cash equivalent thereof). Notwithstanding the foregoing, no further Severance Benefits will be paid after you commence comparable employment after such termination. For the purposes of this paragraph, "Cause" shall be determined by the Board of Directors and shall mean:

         (i) any material breach of this agreement by you or failure by you to diligently and properly perform your duties for the Company, such failure to be determined in the reasonable judgment of the Board of Directors of the Company and which failure is not corrected within thirty (30) days after notice of such failure;

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         (ii)     any material failure to comply with the policies and/or
                  directives of the Board of Directors which failure is not corrected within thirty (30) days after notice of such failure;

         (iii) Any action by you that is dishonest, illegal or not in good faith which is materially detrimental to the interest and well-being of the Company; or

         (iv) Any failure by you to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

         (v) Any adverse act or omission by you which would be required to be disclosed pursuant to federal or state securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it, all of which are materially detrimental to the interest and well-being of the Company.

         This letter agreement and the services rendered by you hereunder will be contingent upon and subject to that certain Confidentiality, Inventions and Non-Competition Agreement by and between the Company and you dated of even date herewith (the "Non-Competition Agreement").

         You hereby represent that your performance of services for the Company will not violate any obligation which you may have to any previous employer, including, without limitation, any agreements to refrain from competing, directly or indirectly, with the business of any previous employer or any other third party. You further represent that your performance of all the terms of this agreement and as a consultant to the Company, if applicable, does not and will not breach any agreement to keep in confidence proprietary information, trade secrets, knowledge or data acquired by you in confidence or in trust prior to your engagement or employment by the Company or induce the Company to use any confidential or proprietary information, trade secrets or material belonging to any previous employer or others, and you agree to indemnify and hold harmless the Company from and against all claims of loss or liability (including reasonable attorneys' fees) arising out of or connected with your breach or alleged breach of any of the representations set forth above.

         The Company will indemnify and hold you harmless to the fullest extent permitted by law from and against any and all claims of loss or liability (including reasonable attorney's fees) arising from or in connection with this agreement or the services provided hereunder, except to the extent that the same shall be determined to have resulted solely from actions taken or omitted due to your willful misconduct, negligence or knowing violation of the law.

         This agreement supersedes in its entirety any previous employment or consulting agreements between you and the Company, including without limitation, that certain employment letter agreement between you and the Company dated December 30, 1997, and, with the Non-Competition Agreement, constitutes a full and complete

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understanding of the parties with respect to the subject matter hereof, and all prior written and oral agreements concerning the subject matter hereof are hereby terminated. This agreement shall be governed by the laws of the State of North Carolina.

         If you are in agreement with the terms and conditions set forth herein, please execute one copy of this letter and return it to me.

                                                     Sincerely,

                                                     LipoMed, Inc.


                                                       /s/ Richard A. Franco
                                                     -----------------------
                                                     Richard A. Franco,
                                                     Chairman of the Board of
                                                     Directors

Agreed to and accepted this
4/th/ day of September, 2001.


   /s/ F. Ronald Stanton
---------------------------
F. Ronald Stanton